Exhibit 18.1

November 7, 2008

The Board of Directors and Shareholders

ACI Worldwide, Inc.

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of ACI Worldwide, Inc. (the Company) for the three months ended September 30, 2008, and have read the Company’s statements contained in Note 1 to the consolidated financial statements included therein. As stated in Note 1, the Company changed its method of applying Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, such that the annual impairment testing date relating to goodwill was changed from the end of its fiscal year (previously September 30) to October 1.  As a result of the change in its fiscal year, the Company evaluated its annual goodwill impairment testing date and concluded to change the impairment testing date to October 1 versus the end of its new fiscal year (December 31).  The Company states that the newly adopted accounting principle is preferable in the circumstances because an October 1 testing date will allow the Company additional time to accurately complete its impairment testing process in order to incorporate the results in its annual financial statements and timely file those statements with the Securities and Exchange Commission in accordance with its accelerated filing requirements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to September 30, 2007, nor have we audited the information set forth in the aforementioned Note 1 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

Omaha, Nebraska